Attachment to item 77Q3:
 Clarification of certain NSAR information

PHOENIX SERIES FUND
CIK# 0000019469

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 5- Class A $6,464, Class B $642 and Class C $79.
Series 7- Class A , B, C is zero.
Series 8- Class A $2,645, Class B $130 and Class C $34.


73A1/73A2-
Series 5- Class A $0.1740, Class B $0.1560 and Class C $0.1560.
Series 7- Class A, Class B and Class C is zero.
Series 8- Class A $0.2310, Class B $0.1980 and Class C $0.1980.

74U1/74U2-
Series 5- Class A 36,552, Class B 3,651, Class C 467
Series 7- Class A 13,611, Class B 1,449, Class C 35
Series 8- Class A 11,135, Class B 570, Class C 171

74V1/74V2-
Series 5- Class A $5.00, Class B $4.95, Class C $4.97.
Series 7- Class A $13.46, Class B $12.28, Class C $12.26.
Series 8- Class A $8.59, Class B $8.54, Class C $8.56.